Exhibit 99.1

Shuttle Pharma Provides Third Quarter 2024 Corporate Update

GAITHERSBURG, Md., November 13, 2024 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma” or the “Company”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today provided a corporate update in connection with the filing of its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2024.

Shuttle Pharma’s recent highlights include the following:

●	Successfully dosed first three patients in the Phase 2 clinical trial of Ropidoxuridine for the treatment of patients with brain tumors (glioblastoma). Ropidoxuridine is Shuttle Pharma’s lead candidate radiation sensitizer for use in combination with RT to treat glioblastoma, a deadly malignancy of the brain with no known cure. Additional patients are currently undergoing screening for enrollment in the trial.
●	Finalized agreements with all six of the planned site enrollment locations which will be administering the Phase 2 clinical trial following the Company’s entry into agreements with Georgetown University Medical Center and UNC Medical Center. The Company previously entered agreements with the UVA Cancer Center, John Theurer Cancer Center at Hackensack University Medical Center, Allegheny Health Network (AHN) Cancer Institute, and Miami Cancer Institute, part of Baptist Health South Florida.
●	Paid off the entirety of the outstanding balance due under Shuttle Pharma’s Senior Secured Convertible Note issued on January 11, 2023. The initial balance of the Note was $4.3 million and was originally repayable over a 26-month period ending March 11, 2025.
●	Completed a $4.5 million public offering priced At-The-Market under Nasdaq rules. The Company intends to use the net proceeds from this offering to fund IND-enabling and Phase 1 and 2 clinical trials of product candidates, including payments that will be made to the clinical research organization supporting the Phase 2 clinical trial for Ropidoxuridine, and for working capital and general corporate purposes.
●	The Company also closed on a convertible note and warrant offering, receiving a total of $790,000 in gross proceeds, including $237,500 invested by the Company’s Chief Executive Officer, Dr. Anatoly Dritschilo.
●	Cash balance as of October 31, 2024 was $4.1 million.

“We made tremendous progress over the past few months to advance our Phase 2 clinical trial of Ropidoxuridine for the treatment of patients with glioblastoma, with the first three patients dosed in October 2024,” stated Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “The initial patient dosing followed the successful engagement of all six of the planned clinical trial site locations, each of which are nationally recognized cancer centers that are most likely to treat IDH wild-type, methylation negative glioblastoma patients – the target of the clinical trial. The initiation of the Phase 2 trial is a significant milestone for both Shuttle Pharma and the thousands of patients with brain tumors who currently lack effective therapies.”

“Beyond these critical clinical developments, we also made progress in improving our balance sheet and funding the Phase 2 clinical trial. I want to thank all of the investors who have committed to helping us advance our mission to leverage radiation sensitizers to increase cancer cure rates, prolong patient survival and improve quality of life for patients suffering from glioblastoma,” Dr. Dritschilo concluded.

About the Phase 2 Clinical Trial

The Phase 2 clinical trial has begun enrolling patients with the most aggressive brain tumors out there – IDH wild-type, methylation negative glioblastoma. Presently, radiation is the only approved standard of care for this particular group of patients, with more than half of the patients surviving for less than 12 months after diagnosis. Shuttle Pharma’s Phase 2 clinical trial will initially consist of 40 patients randomized into two different doses (20 @ 1,200 mg/day and 20 @ 960 mg/day) to determine an optimal dose. Once the Company determines the optimal dose, it will then add an additional 14 patients on the optimal dosage allowing for the achievement of statistical significance with the end point being that of survival as compared to historical controls. The Company expects the trial to be completed over a period of 18 to 24 months.

An estimated 800,000 patients in the US are treated with radiation therapy for their cancers yearly. According to the American Cancer Society and the American Society of Radiation Oncologists, about 50% are treated for curative purposes and the balance for therapeutic care. The market opportunity for radiation sensitizers lies with the 400,000 patients treated for curative purposes, with this number expected to grow by more than 22% over the next five years.

More information about Shuttle Pharma’s Phase 2 study (NCT06359379) can be found at www.clinicaltrials.gov.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. Shuttle Pharma’s Chairman and CEO, Dr. Anatoly Dritschilo, is currently Professor Emeritus at the Georgetown University Medical Center. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, filed with the SEC on September 4, 2024, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com